Exhibit 99.1

                                                                    News Release

TRANSACTION SYSTEMS ARCHITECTS, INC.
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077


For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE

             TRANSACTION SYSTEMS ARCHITECTS NAMES PHILIP G. HEASLEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Heasley Former Chairman and Chief Executive Officer of First USA Bank

(OMAHA, Neb. -- March 8, 2005) -- Transaction Systems Architects, Inc. (Nasdaq:
TSAI), a leading global provider of enterprise e-payments software, announced today that Philip G. Heasley, a 31-year veteran of payment systems and financial services, has been named President and Chief Executive Officer.

"We are very pleased to announce Philip Heasley as our President and CEO," said Harlan F. Seymour, Chairman of the Board. "He is a proven leader of quality driven businesses with successful growth in the payments and financial services industry. With his experience and our talented management team, we look for TSA to extend its leadership position in the e-payments market."

"I am excited to become part of the TSA team," said Mr. Heasley. "I have great respect for the company's leadership position and I look forward to working closely with our employees and customers. I am thrilled to be part of a promising future with TSA."

Previously, Mr. Heasley was Chairman and Chief Executive Officer of Bank One's First USA credit card unit, the third largest credit card company in the United States. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U. S. Bancorp, one of the largest banks in the United States, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc.

Mr. Heasley served as Chairman of the Board of Visa USA from 1996 until November 2003 and was a member of the Board of Visa International during the same period. Mr. Heasley also serves or has served as a director of Fidelity National Financial, Inc., Ohio Casualty Corporation, Fair Isaac Corporation, Kintera Inc., The Schwan Food Company, Inc., and Public Radio International. Mr. Heasley holds a B.A. from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business.

Mr. Seymour concluded, "With an industry leadership position, strong balance sheet, and experienced management team now led by Philip Heasley, TSA is poised for long term value creation."


About Transaction Systems Architects, Inc.

The Company's software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company's solutions are used on more than 1,740 product systems in 78 countries on six continents.


Forward-Looking Statements

Statements included in this press release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release are subject to a variety of risks and uncertainties. Actual results could differ materially.

For a detailed discussion of these and other risk factors, interested parties should review the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on December 14, 2004, and the Company's Form 10-Q/A filed on February 18, 2005.